ACURA PHARMACEUTICALS TO DEVELOP IMPROVED NEXAFED®

Impede® 2.0 Reduces One-Pot Methamphetamine Yield to Near Zero

PALATINE, Ill., -- (Marketwire – July 15, 2013) – Acura Pharmaceuticals, Inc. (NASDAQ: ACUR) today announced a second generation prototype formulation of its methamphetamine-resistant IMPEDE technology with pseudoephedrine hydrochloride yielded no measurable amount of crystal meth (the street name for the illicit drug methamphetamine hydrochloride) when processed in the direct conversion or one-pot method. Acura intends to immediately commence development of an upgraded NEXAFED [pseudoephedrine hydrochloride] Tablet using IMPEDE 2.0. NEXAFED is currently distributed through national and regional drug wholesalers to chain and independent drugstores nationwide. For more information about NEXAFED, visit JOIN-FIGHT.COM.

IMPEDE 2.0 was created through the addition of two new inactive pharmaceutical ingredients to Acura’s existing IMPEDE technology. IMPEDE 2.0 was tested by an outside laboratory using an optimized, high yield direct conversion test method that is designed to replicate the direct conversion, or one-pot, process commonly utilized by clandestine methamphetamine laboratories. IMPEDE 2.0 yielded no measurable amount of methamphetamine in its initial testing compared to an approximate 38% yield with the older IMPEDE technology. Acura intends to validate these results, and perform its battery of extraction tests on the reformulated NEXAFED tablets.

“We are excited to advance our IMPEDE technology demonstrating its adaptability to the ever changing meth production problem,” said Robert B. Jones, president and chief executive officer of Acura Pharmaceuticals. “NEXAFED is the only meth-resistant pseudoephedrine product on the market that meets the Food and Drug Administration’s bioequivalence standards for demonstrated effectiveness. If NEXAFED with IMPEDE 2.0 can also meet that standard, we believe we will have a meth-resistant pseudoephedrine product that delivers unmatched performance.”

About Methamphetamine Abuse

Methamphetamine is a highly addictive illicit drug used non-medically by an estimated 13 million people at some point in their lifetime. In 2006, the Combat Methamphetamine Epidemic Act (CMEA) was enacted in response to an alarming increase in and widespread conversion of pseudoephedrine (PSE) containing products into methamphetamine. Among other things, the CMEA requires retail stores to maintain their inventory of PSE containing products in a secured location and restricts the amount of PSE products a store can sell to an individual customer. In response to the ongoing methamphetamine problem, several local jurisdictions (state, counties and/or local municipalities) have enacted or propose to enact legislation to require a physician’s prescription to obtain a PSE-containing product.

PSE is a widely-used nasal decongestant available in many non-prescription and prescription cold, sinus and allergy products. PSE is sold in products as the only active ingredient in both immediate and extended-release products. In addition, PSE is combined with other cold, sinus and allergy ingredients such as pain relievers, cough suppressants and antihistamines. PSE also competes against phenylephrine, an alternate nasal decongestant available in non-prescription products. In 2009, AC Nielsen reported approximately $1.0 billion in sales of non-prescription products containing either PSE or phenylephrine as a nasal decongestant, of which approximately 47% contained PSE.

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About NEXAFED

NEXAFED [pseudoephedrine hydrochloride] is a 30 mg immediate-release abuse-deterrent decongestant. The next generation pseudoephedrine tablet combines effective nasal congestion relief with IMPEDE technology, a unique polymer matrix that disrupts the conversion of pseudoephedrine into the dangerous drug, methamphetamine. IMPEDE technology forms a thick gel when the tablets are dissolved in solvents typically used in the pseudoephedrine extraction or methamphetamine production processes, trapping the pseudoephedrine or converted methamphetamine to resist its isolation or purification.

About Acura Pharmaceuticals

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company dedicated to bringing to market safe and effective products intended to address medication abuse and misuse. As a leader in abuse-deterrent technology, Acura has successfully developed a prescription drug product that addresses abuse and which is licensed to and marketed by a major pharmaceutical company. Acura is committed to addressing the needs of local communities by investing in ongoing research and development to drive improvement in abuse-deterrent technology.

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Forward-looking statements may include, but are not limited to, the timing of our ability to successfully develop and launch our next generation NEXAFED Tablets, the market acceptance of and competitive environment for any of our products, the willingness of wholesalers and pharmacies to stock NEXAFED Tablets, expectations regarding potential market share for our products and the timing of first sales, the adequacy of the results of the laboratory and clinical studies completed to date, the sufficiency of our development to meet over-the-counter, or OTC, Monograph standards as applicable, adverse safety findings relating to our product candidates, our exposure to product liability and other lawsuits in connection with the commercialization of our products, the increasing cost of insurance and the availability of product liability insurance coverage, and whether our IMPEDE technology, including our NEXAFED Tablets, will disrupt the processing of pseudoephedrine into methamphetamine, including whether NEXAFED will prove resistant to methamphetamine conversion methods that may be utilized in the future by clandestine methamphetamine laboratories. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” indicated,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail in our filings with the Securities and Exchange Commission.

Contacts
Pete Clemens
Acura Pharmaceuticals
pr@acurapharm.com
847-705-7709

Media:
Leticia Diaz
Spectrum
ldiaz@spectrumscience.com
202-955-6222

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